Exhibit 99.1

               Key Technology Announces Resignation of
             Ronald W. Burgess as Chief Financial Officer


    WALLA WALLA, Wash.--(BUSINESS WIRE)--Jan. 31, 2007--Key
Technology, Inc. (NASDAQ:KTEC) announced today that Ronald W. Burgess, the current Senior Vice President and Chief Financial Officer, will resign from all positions with the Company effective February 23, 2007.

    "We are very appreciative of Ron's financial leadership during the ten-month period in 2006 that Key operated without a CEO, his success in recruiting and strengthening Key's financial organization, and his supportive efforts during my transition into the lead role in the Company as the new CEO," commented David Camp, President and CEO. "We wish him every success as he pursues his new endeavors."

    "I believe Key is well positioned for much future success. And I have very much enjoyed working with and getting to know the talented people at Key over the past two years," commented Mr. Burgess.
"However, my family and I have decided for personal reasons it is now time to relocate."

    Mr. Burgess has agreed to continue with Key through February 23 to assist Key's management with transitional matters prior to his departure. The Company will immediately commence a search for a new CFO.

    About Key Technology

    Key Technology, Inc., headquartered in Walla Walla, Washington, is a worldwide leader in the design and manufacture of process automation systems for the food processing and industrial markets. The Company's products integrate electro-optical inspection and sorting, specialized conveying and product preparation equipment, which allow processors to improve quality, increase yield and reduce cost. Key has manufacturing facilities in Washington, Oregon, the Netherlands, and a small facility in Australia, and worldwide sales and service coverage.

    This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The forward-looking statements in this release address future financial and operating results.

    The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:

    -- adverse economic conditions, particularly in the food processing industry, either globally or regionally, may adversely affect the Company's revenues;

    -- competition and advances in technology may adversely affect sales and prices;

    -- the Company's new products may not compete successfully in either existing or new markets;

    -- the limited availability and possible cost fluctuations of materials used in the Company's products could adversely affect the Company's gross profits;

    -- the inability to protect its intellectual property, especially as the Company expands geographically, may adversely affect the Company's competitive advantage.

    For a detailed discussion of these and other cautionary statements, please refer to the Company's filings with the Securities and Exchange Commission, particularly Item 1A, "Risk Factors," to the Company's Annual Report on Form 10-K for the fiscal year ended
September 30, 2006.

   Note: News releases and other information on Key Technology, Inc.
            can be accessed at www.key.net on the Internet.


    CONTACT: Key Technology, Inc.
             David Camp, President and Chief Executive Officer
             509-529-2161